Exhibit 16.1

   December 3, 2008

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: GeneThera, Inc.

We have read the statements that GeneThera, Inc. included under Item 4.01 of the Current Report on Form 8-K/A expected to be filed on December 3, 2008 regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Jaspers & Hall, P.C.

Jaspers & Hall, P.C.